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CONTACT:
PRESS RELEASE	Mark D. Lyons
NASDAQ Symbol ACGL	Executive Vice President and
For Immediate Release	Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2017 FIRST QUARTER RESULTS
HAMILTON, BERMUDA, April 25, 2017 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2017 first quarter was $241.9 million, or $1.74 per share, compared to $149.3 million, or $1.20 per share, for the 2016 first quarter. The Company’s net income available to Arch common shareholders represented an annualized return on average common equity of 12.6% for the 2017 first quarter, compared to 10.0% for the 2016 first quarter. For the trailing twelve months ended March 31, 2017, net income available to Arch common shareholders produced a 10.9% return on average common equity. The Company’s book value per common share was $57.69 at March 31, 2017, a 4.5% increase from $55.19 per share at December 31, 2016 and a 16.4% increase from $49.55 per share at March 31, 2016. All earnings per share amounts discussed in this release are on a diluted basis.
The Company also reported after-tax operating income available to Arch common shareholders, a non-GAAP measure, of $198.0 million, or $1.42 per share, for the 2017 first quarter, compared to $145.7 million, or $1.17 per share, for the 2016 first quarter. The Company’s after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 10.3% for the 2017 first quarter, compared to 9.8% for the 2016 first quarter. For the trailing twelve months ended March 31, 2017, after-tax operating income available to Arch common shareholders produced a 9.1% return on average common equity. See ‘Comments on Regulation G’ for further details.
The following table summarizes the Company’s consolidated underwriting results:

(U.S. dollars in thousands)	Three Months Ended March 31,
	2017	2016	% Change

Gross premiums written	$1,657,990	$1,437,966	15.3
Net premiums written	1,276,260	1,121,235	13.8
Net premiums earned	1,117,017	951,579	17.4
Underwriting income	212,072	115,691	83.3
Underwriting Ratios			% Point Change
Loss ratio	49.5%	55.0%	(5.5)
Acquisition expense ratio	16.3%	17.6%	(1.3)
Other operating expense ratio	15.6%	15.8%	(0.2)
Combined ratio	81.4%	88.4%	(7.0)
Please note that these amounts include the impact of the ‘other’ segment (i.e., results of Watford Re). See ‘Comments on Regulation G’ for a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders. The ‘other’ segment includes amounts related to Watford Re. Pursuant to generally accepted accounting principles, Watford Re is considered a variable interest entity and the Company concluded that it is the primary beneficiary of Watford Re. As such, the Company consolidates the results of Watford Re in its consolidated financial statements, although it only owns approximately 11% of Watford Re’s common equity.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders and related diluted per share results:

(U.S. dollars in thousands, except share data)	Three Months Ended
	March 31,
	2017	2016
Net income available to Arch common shareholders	$241,909	$149,314
Net realized (gains) losses	(29,134)	(32,464)
Net impairment losses recognized in earnings	1,807	7,639
Equity in net (income) loss of investment funds accounted for using the equity method	(48,088)	(6,655)
Net foreign exchange (gains) losses	19,796	22,209
UGC transaction costs and other	15,584	—
Income tax (benefit) expense (1)	(3,909)	5,699
After-tax operating income available to Arch common shareholders	$197,965	$145,742

Diluted per common share results:
Net income available to Arch common shareholders	$1.74	$1.20
Net realized (gains) losses	(0.21)	(0.26)
Net impairment losses recognized in earnings	0.01	0.06
Equity in net (income) loss of investment funds accounted for using the equity method	(0.34)	(0.05)
Net foreign exchange (gains) losses	0.14	0.18
UGC transaction costs and other	0.11	—
Income tax (benefit) expense (1)	(0.03)	0.04
After-tax operating income available to Arch common shareholders	$1.42	$1.17

Weighted average common shares and common share equivalents outstanding — diluted	139,047,672	124,496,496

Beginning common shareholders’ equity	$7,481,163	$5,841,542
Ending common shareholders’ equity	7,833,289	6,050,248
Average common shareholders’ equity	$7,657,226	$5,945,895

Annualized return on average common equity	12.6%	10.0%
Annualized operating return on average common equity	10.3%	9.8%

(1)
Income tax expense on net realized gains or losses, net impairment losses recognized in earnings, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and UGC transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Each line item in the table above reflects the impact of the Company’s approximate 11% ownership of Watford Re’s common equity. See ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures.

Segment Information

The following section provides analysis on the Company’s 2017 first quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2017. The Company’s segment information includes the use of underwriting income and a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$782,281	$798,553	(2.0)
Net premiums written	548,186	549,764	(0.3)
Net premiums earned	505,646	513,089	(1.5)

Underwriting income	$10,011	$30,074	(66.7)

Underwriting Ratios			% Point Change
Loss ratio	65.8%	63.1%	2.7
Underwriting expense ratio	32.2%	31.1%	1.1
Combined ratio	98.0%	94.2%	3.8

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.5%	0.1%	0.4
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(0.3)%	(0.8)%	0.5
Combined ratio excluding catastrophic activity and prior year development (1)	97.8%	94.9%	2.9

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the insurance segment in the 2017 first quarter were 2.0% lower than in the 2016 first quarter while net premiums written were 0.3% lower than in the 2016 first quarter. The decrease in net premiums written reflected reductions in property, energy, marine and aviation and excess and surplus casualty, both reflecting weak market conditions, partially offset by growth in programs and travel, accident and health. Growth in program business primarily reflected the impact of two new programs while the increase in travel, accident and health reflected continued expansion in existing travel accounts. Net premiums earned by the insurance segment in the 2017 first quarter were 1.5% lower than in the 2016 first quarter, and reflect changes in net premiums written over the previous five quarters.
The 2017 first quarter loss ratio reflected 0.5 points of current year catastrophic activity, compared to 0.1 points in the 2016 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 0.4 points in the 2017 first quarter, compared to 1.2 points in the 2016 first quarter. The estimated net favorable development in the 2017 first quarter primarily resulted from better than expected claims emergence in longer-tail lines from earlier accident years. The balance of the change in the 2017 first quarter loss ratio resulted, in part, from deteriorating market conditions and changes in the mix of business.
The underwriting expense ratio was 32.2% in the 2017 first quarter, compared to 31.1% in the 2016 first quarter. The comparison of the two periods was affected by certain non-recurring items which benefited the 2016 first quarter. In addition, the underwriting expense ratios and the underlying acquisition expense and other operating expense ratios reflected changes in the mix of business and the level of reinsurance ceded on a quota share basis.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$475,782	$481,390	(1.2)
Net premiums written	309,690	320,824	(3.5)
Net premiums earned	244,851	261,208	(6.3)
Other underwriting income	(306)	325	(194.2)

Underwriting income	$55,411	$58,919	(6.0)

Underwriting Ratios			% Point Change
Loss ratio	43.1%	42.7%	0.4
Underwriting expense ratio	34.1%	34.9%	(0.8)
Combined ratio	77.2%	77.6%	(0.4)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	4.0%	1.4%	2.6
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(24.4)%	(18.0)%	(6.4)
Combined ratio excluding catastrophic activity and prior year development (1)	97.6%	94.2%	3.4

(1)	See ‘Comments on Regulation G’ for further discussion.
Gross premiums written by the reinsurance segment in the 2017 first quarter were 1.2% lower than in the 2016 first quarter, while net premiums written were 3.5% lower than in the 2016 first quarter. The lower level of net premiums written in the 2017 first quarter reflected decreases in casualty, marine and aviation and property catastrophe lines. The reduction in casualty business and marine and aviation business both reflected share decreases and non-renewals. Property catastrophe net premiums written in both periods reflects the impact of retrocessional portfolio transactions, with a higher level of cessions in the 2017 first quarter. Such amounts were partially offset by growth in other specialty business.
The 2017 first quarter loss ratio included 4.0 points of current year catastrophic activity, compared to 1.4 points of catastrophic activity in the 2016 first quarter, and a higher level of current year facultative attritional losses than in the 2016 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 23.4 points in the 2017 first quarter, compared to 18.1 points in the 2016 first quarter. The estimated net favorable development in the 2017 first quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business across earlier underwriting years. The balance of the change in the 2017 first quarter loss ratio resulted, in part, from a higher level of large loss activity and changes in the mix of business.
The underwriting expense ratio was 34.1% in the 2017 first quarter, compared to 34.9% in the 2016 first quarter. The comparison of the underwriting expense ratios and the underlying acquisition expense and other operating expense ratios reflected changes in the mix and type of business.

Mortgage Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2017	2016	% Change

Gross premiums written	$348,623	$111,280	213.3
Net premiums written	274,698	106,513	157.9
Net premiums earned	244,523	61,765	295.9
Other underwriting income	4,123	3,793	8.7

Underwriting income	$148,945	$27,642	438.8

Underwriting Ratios			% Point Change
Loss ratio	11.9%	14.0%	(2.1)
Underwriting expense ratio	28.9%	47.4%	(18.5)
Combined ratio	40.8%	61.4%	(20.6)

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(9.6)%	(4.4)%	(5.2)
Combined ratio excluding prior year development (1)	50.4%	65.8%	(15.4)

(1)	See ‘Comments on Regulation G’ for further discussion.
The mortgage segment includes the Company’s U.S. mortgage insurance operations (“Arch MI U.S.”), international mortgage insurance and reinsurance operations as well as government sponsored enterprise (“GSE”) credit-risk sharing transactions. On December 31, 2016, the Company completed the acquisition of United Guaranty Corporation (“UGC”). As such, the 2017 first quarter results reflect the combination of Arch and UGC while the 2016 first quarter does not reflect UGC activity. The acquisition of UGC expanded the scale of Arch MI U.S. by combining UGC’s position as the market leader in the U.S. private mortgage insurance industry with Arch’s financial strength and history of innovation.
Gross premiums written by the mortgage segment in the 2017 first quarter were 213.3% higher than in the 2016 first quarter, driven by U.S. primary business growth. The lower growth in net premiums written of 157.9% primarily reflected cessions to AIG under the 50% quota share reinsurance agreement, which covers 2014 to 2016 policy years on a run-off basis. Net premiums earned for the 2017 first quarter were 295.9% higher than in the 2016 first quarter.
Other underwriting income, which is primarily related to older GSE risk-sharing transactions receiving derivative accounting treatment, was $4.1 million for the 2017 first quarter, compared to $3.8 million for the 2016 first quarter. The higher level of income in the 2017 first quarter primarily resulted from mark-to-market adjustments.
The loss ratio for the 2017 first quarter reflected estimated net favorable development in prior year loss reserves, before related adjustments, of 9.6 points, compared to 4.4 points in the 2016 first quarter. The estimated net favorable development in the 2017 first quarter was primarily driven by continued lower than expected claim rates and subrogation activity.
At March 31, 2017, the mortgage segment’s risk-in-force (before reinsurance) of $65.49 billion consisted of $60.59 billion from Arch MI U.S. with the remainder from reinsurance and risk-sharing operations. Arch MI U.S. generated $12.66 billion of new insurance written (“NIW”) during the 2017 first quarter, of which 81.9% was from monthly premium policies. For additional information on the mortgage segment, please refer to the Company’s Financial Supplement dated March 31, 2017.

Corporate and Non-Underwriting
Corporate and non-underwriting results include net investment income, other income (loss), corporate expenses, UGC transaction costs and other, amortization of intangible assets, interest expense, dividends on the Company’s non-cumulative preferred shares, net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and income taxes. Such amounts exclude the results of the ‘other’ segment.
Net investment income for the 2017 first quarter was $0.69 per share, or $95.8 million, compared to $0.57 per share, or $70.4 million, for the 2016 first quarter, and $0.56 per share, or $70.1 million, for the 2016 fourth quarter. The 2017 first quarter net investment income reflected income on the acquired UGC portfolio and higher returns on fund investments. The annualized pre-tax investment income yield was 2.13% for the 2017 first quarter, compared to 2.13% for the 2016 first quarter and 1.92% for the 2016 fourth quarter.
Corporate expenses were $12.2 million for the 2017 first quarter, compared to $9.4 million for the 2016 first quarter, with the increase primarily due to higher incentive compensation costs. UGC transaction costs and other were $15.6 million for the 2017 first quarter, compared to $34.6 million in the 2016 fourth quarter. UGC transaction costs and other include advisory, financing, legal and other transaction costs related to the UGC acquisition. Amounts for the 2017 first quarter reflected $8.2 million of severance and severance related costs, with the remainder primarily due to incentive compensation paid in conjunction with the UGC acquisition.
Amortization of intangible assets for the 2017 first quarter was $31.3 million, compared to $4.7 million for the 2016 first quarter. During the 2017 first quarter, the Company reclassified its presentation of amortization of intangible assets on its consolidated statements of income to reflect such item separately (previously reflected in underwriting expenses). The higher level of expense for the 2017 first quarter reflects the amortization of intangible assets included in the UGC acquisition, including intangible assets related to acquired insurance contracts and distribution relationships.
Interest expense for the 2017 first quarter was $25.8 million, compared to $12.6 million for the 2016 first quarter, with the increase primarily reflecting the impact of the issuance of the Company’s 2026 and 2046 senior notes in December 2016 and the higher level of borrowings under the Company’s revolving credit agreement. Preferred dividends for the 2017 first quarter were $11.2 million, compared to $5.5 million for the 2016 first quarter, with the increase reflecting the impact of the issuance of series E preferred shares in September 2016. For additional information on the Company’s capital structure, please refer to the Financial Supplement dated March 31, 2017.
On a pre-tax basis, net foreign exchange losses for the 2017 first quarter were $19.8 million, compared to net foreign exchange losses for the 2016 first quarter of $22.0 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 10.1% for the 2017 first quarter, compared to 9.5% for the 2016 first quarter. The Company’s effective tax rate on pre-tax operating income available to Arch shareholders was 13.4% for the 2017 first quarter, compared to 6.6% for the 2016 first quarter. The Company’s effective tax rate fluctuates from year to year based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.
Capitalization and Shareholders’ Equity

At March 31, 2017, total capital available to Arch of $10.84 billion consisted of $1.73 billion of senior notes, representing 16.0% of the total, $500.0 million of revolving credit agreement borrowings, representing 4.6% of the total, $772.6 million of preferred shares, representing 7.1% of the total, and common shareholders’ equity of $7.83 billion, representing 72.3% of the total. At December 31, 2016, total capital available to Arch of $10.49 billion consisted of $1.73 billion of senior notes, representing 16.5% of the total, $500.0 million of revolving credit agreement borrowings, representing 4.8% of the total, $772.6 million of preferred shares, representing 7.4% of the total, and common shareholders’ equity of $7.48 billion, representing 71.3% of the total.
Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on April 26, 2017. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on April 26, 2017 at 2:00 p.m. Eastern Time until May 3, 2017 at midnight Eastern Time. To access the replay, domestic callers should dial 855-859-2056, and international callers should dial 404-537-3406 (passcode 1339544 for all callers).
Please refer to the Company’s Financial Supplement dated March 31, 2017, which is available via the Investors section of the Company’s website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a Bermuda-based company with approximately $10.84 billion in capital at March 31, 2017, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, UGC transaction costs and other and income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on the following page of this release.
The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and UGC transaction costs and other in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments.

UGC transaction costs and other include advisory, financing, legal, severance, incentive compensation and other transaction costs related to the UGC acquisition. During the 2016 fourth quarter, UGC transaction costs and other included non-recurring expenses related to a change in the Company’s approach on the deferral of certain internal underwriting costs which are no longer being deferred. The Company believes that UGC transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and UGC transaction costs and other from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss before the contribution from the ‘other’ segment. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate (non-underwriting) segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis and a subtotal before the contribution from the ‘other’ segment, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income and other non-underwriting related items are not allocated to each underwriting segment. As noted earlier, the ‘other’ segment includes the results of Watford Re. Watford Re has its own management and board of directors that is responsible for the overall profitability of the ‘other’ segment. For the ‘other’ segment, performance is measured based on net income or loss. The Company does not guarantee or provide credit support for Watford Re, and the Company’s financial exposure to Watford Re is limited to its investment in Watford Re’s common and preferred shares and counterparty credit risk (mitigated by collateral) arising from reinsurance transactions. Along with consolidated underwriting income, the Company provides a subtotal of underwriting income or loss before the contribution from the ‘other’ segment and believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s underwriting performance in a manner similar to how the Company’s management analyzes performance.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development for the insurance segment and reinsurance segment and a combined ratio excluding prior year development for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratio excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.

The following tables summarize the Company’s results by segment for the 2017 first quarter and 2016 first quarter and a reconciliation of underwriting income or loss to income before income taxes and net income available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	March 31, 2017
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$782,281	$475,782	$348,623	$1,606,686	$154,120	$1,657,990
Premiums ceded	(234,095)	(166,092)	(73,925)	(474,112)	(10,434)	(381,730)
Net premiums written	548,186	309,690	274,698	1,132,574	143,686	1,276,260
Change in unearned premiums	(42,540)	(64,839)	(30,175)	(137,554)	(21,689)	(159,243)
Net premiums earned	505,646	244,851	244,523	995,020	121,997	1,117,017
Other underwriting income	—	(306)	4,123	3,817	816	4,633
Losses and loss adjustment expenses	(332,641)	(105,454)	(29,065)	(467,160)	(85,410)	(552,570)
Acquisition expenses	(74,868)	(46,147)	(28,766)	(149,781)	(32,508)	(182,289)
Other operating expenses	(88,126)	(37,533)	(41,870)	(167,529)	(7,190)	(174,719)
Underwriting income (loss)	$10,011	$55,411	$148,945	214,367	(2,295)	212,072

Net investment income				95,812	22,062	117,874
Net realized gains (losses)				28,512	5,641	34,153
Net impairment losses recognized in earnings				(1,807)	—	(1,807)
Equity in net income (loss) of investment funds accounted for using the equity method				48,088	—	48,088
Other income (loss)				(782)	—	(782)
Corporate expenses				(12,208)	—	(12,208)
UGC transaction costs and other				(15,584)	—	(15,584)
Amortization of intangible assets				(31,294)	—	(31,294)
Interest expense				(25,756)	(2,920)	(28,676)
Net foreign exchange gains (losses)				(19,845)	441	(19,404)
Income before income taxes				279,503	22,929	302,432
Income tax expense				(28,397)	—	(28,397)
Net income				251,106	22,929	274,035
Dividends attributable to redeemable noncontrolling interests				—	(4,584)	(4,584)
Amounts attributable to nonredeemable noncontrolling interests				—	(16,324)	(16,324)
Net income available to Arch				251,106	2,021	253,127
Preferred dividends				(11,218)	—	(11,218)
Net income available to Arch common shareholders				$239,888	$2,021	$241,909

Underwriting Ratios
Loss ratio	65.8%	43.1%	11.9%	46.9%	70.0%	49.5%
Acquisition expense ratio	14.8%	18.8%	11.8%	15.1%	26.6%	16.3%
Other operating expense ratio	17.4%	15.3%	17.1%	16.8%	5.9%	15.6%
Combined ratio	98.0%	77.2%	40.8%	78.8%	102.5%	81.4%

Net premiums written to gross premiums written	70.1%	65.1%	78.8%	70.5%	93.2%	77.0%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(U.S. Dollars in thousands)	Three Months Ended
	March 31, 2016
	Insurance	Reinsurance	Mortgage	Sub-total	Other	Total
Gross premiums written (1)	$798,553	$481,390	$111,280	$1,391,061	$148,606	$1,437,966
Premiums ceded	(248,789)	(160,566)	(4,767)	(413,960)	(4,472)	(316,731)
Net premiums written	549,764	320,824	106,513	977,101	144,134	1,121,235
Change in unearned premiums	(36,675)	(59,616)	(44,748)	(141,039)	(28,617)	(169,656)
Net premiums earned	513,089	261,208	61,765	836,062	115,517	951,579
Other underwriting income	—	325	3,793	4,118	929	5,047
Losses and loss adjustment expenses	(323,609)	(111,598)	(8,629)	(443,836)	(79,113)	(522,949)
Acquisition expenses	(74,348)	(54,758)	(5,793)	(134,899)	(32,939)	(167,838)
Other operating expenses	(85,058)	(36,258)	(23,494)	(144,810)	(5,338)	(150,148)
Underwriting income (loss)	$30,074	$58,919	$27,642	116,635	(944)	115,691

Net investment income				70,409	23,326	93,735
Net realized gains (losses)				31,862	5,462	37,324
Net impairment losses recognized in earnings				(7,639)	—	(7,639)
Equity in net income (loss) of investment funds accounted for using the equity method				6,655	—	6,655
Other income (loss)				(25)	—	(25)
Corporate expenses				(9,383)	—	(9,383)
Amortization of intangible assets				(4,748)	—	(4,748)
Interest expense				(12,627)	(3,480)	(16,107)
Net foreign exchange gains (losses)				(22,041)	(1,525)	(23,566)
Income before income taxes				169,098	22,839	191,937
Income tax expense				(16,310)	—	(16,310)
Net income				152,788	22,839	175,627
Dividends attributable to redeemable noncontrolling interests				—	(4,587)	(4,587)
Amounts attributable to nonredeemable noncontrolling interests				—	(16,242)	(16,242)
Net income available to Arch				152,788	2,010	154,798
Preferred dividends				(5,484)	—	(5,484)
Net income available to Arch common shareholders				$147,304	$2,010	$149,314

Underwriting Ratios
Loss ratio	63.1%	42.7%	14.0%	53.1%	68.5%	55.0%
Acquisition expense ratio	14.5%	21.0%	9.4%	16.1%	28.5%	17.6%
Other operating expense ratio	16.6%	13.9%	38.0%	17.3%	4.6%	15.8%
Combined ratio	94.2%	77.6%	61.4%	86.5%	101.6%	88.4%

Net premiums written to gross premiums written	68.8%	66.6%	95.7%	70.2%	97.0%	78.0%

(1)
Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•	the integration of United Guaranty Corporation and any other businesses the Company has acquired or may acquire into its existing operations;

•
the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;

•	developments in the world’s financial and capital markets and the Company’s access to such markets;

•	the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•
accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2017;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•
changes in general economic conditions, including new or continued sovereign debt concerns in Eurozone countries or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;

•
the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.